Exhibit 10.2
EXECUTION VERSION

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT is dated as of November 30, 2013, by and among Ingersoll-Rand plc, an Irish public limited company (“IR”) and Allegion plc, an Irish public limited company (“Allegion”).
WHEREAS, the Board of Directors of IR (the “Board”) has determined that it is appropriate, desirable and in the best interests of IR and its stockholders to separate IR into two separate, publicly traded companies;
WHEREAS, in order to effect such separation, the Board has determined that it is appropriate, desirable and in the best interests of IR and its stockholders to undertake the Internal Reorganization (as defined herein) and, following the completion of an internal reorganization, it is intended that the outstanding shares of Allegion be distributed to the holders of IR common stock in a transaction that qualifies under section 355 of the Code;
WHEREAS, as a result of the Internal Reorganization and the Distribution (each as defined herein), the Parties desire to enter into this Tax Matters Agreement to provide for certain Tax matters, including the assignment of responsibility for the preparation and filing of Tax Returns, the payment of and indemnification for Taxes (including Taxes with respect to the Distribution and related transactions as contemplated in the other Ancillary Agreements), entitlement to refunds of Taxes, and the prosecution and defense of any Tax controversies;
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree, as of the Effective Time (as defined in the Separation Agreement), as follows:
ARTICLE I.  DEFINITIONS
Section 1.1.      General. Capitalized terms used in this Agreement and not defined herein shall have the meanings that such terms have in the Separation Agreement (as defined below). As used in this Agreement, the following terms shall have the following meanings:
“Agreement” shall mean this Tax Matters Agreement.
“Allegion Business” shall have the meaning set forth in the Separation Agreement.
“Allegion Group” shall have the meaning set forth in the Separation Agreement.
“Allegion Subsidiary” shall mean each entity listed on Schedule 1 (including any successor to such entity).
“Beneficial Ownership Agreement” shall mean any agreement entered into, or arrangement existing, between any member of the IR Group or their Affiliates, on the one hand, and any member of the Allegion Group or their Affiliates, on the other, pursuant to Sections 2.6 or 2.8 of the Separation Agreement.
“CA Proceeding” shall have the meaning set forth in Section 4.5(a).

“CA Request” shall have the meaning set forth in Section 4.5(a).
“Canada DRE” means IR Canada Holding ULC.
“Canadian Asset Transfer Agreement” means the asset transfer agreement dated as of November 6, 2013, by and between IR Canada and IR Canada Sales & Service ULC.
“Canadian Butterfly Transactions” means each of the transactions comprising Steps 67 to 73 of the Step Plan.
“Canadian Tax” or “Canadian Taxes” means any Taxes imposed by Canada or any political subdivision thereof.
“Canadian Tax Refund” shall mean the gross amount of any Canadian Tax refund, if any, received by IR Canada in respect of a CA Proceeding (or otherwise relating to the transactions that were the subject of the request for competent authority relief) including interest, if any, paid in respect of such refund, unreduced by any withholding Taxes; provided, however, that the amount of the Canadian Tax Refund shall be reduced by the amount of any Canadian corporate income taxes imposed on any interest paid in respect of such refund.
“Closing of the Books Method” shall mean the apportionment of items between portions of a taxable period based on a closing of the books and records on the Distribution Date (as if the Distribution Date was the end of the taxable period), provided that any items not susceptible to such apportionment shall be apportioned on the basis of elapsed days during the relevant portion of the taxable period.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Consolidated Entity” shall mean any entity listed on Schedule 2.
“Consolidated Tax” shall mean, with respect to any Consolidated Entity, the Tax listed opposite such entity on Schedule 2, but only with respect to the period or periods indicated in Schedule 2.
“CTC” shall have the meaning set forth in Section 4.5(c).
“CTC Pre-Distribution Taxes” shall have the meaning set forth in Section 4.5(c).
“Deferred Compensation Deduction” means any income Tax deduction arising from the grant, issuance or vesting of any award or other compensatory instrument pursuant to the IR Deferred Compensation Plans, Allegion Deferred Compensation Plans, IR Equity Plan, or Allegion Equity Plan (each as defined in the Employee Matters Agreement).
“Distribution” shall have the meaning set forth in the Separation Agreement.
“Distribution Date” shall have the meaning set forth in the Separation Agreement.
“Distribution Tax” shall mean any liability for any Tax (including any Tax of any shareholder of IR or Allegion) that arises directly or indirectly as a result of (i) the Distribution or any of the Internal Distributions failing to qualify (in whole or in part) under Section 355 of the

Code, (ii) the stock of Allegion or any Allegion Subsidiary distributed in the Distribution or any of the Internal Distributions, as applicable, failing to be treated as qualified property pursuant to Section 355(e) of the Code, (iii) any stamp, duty, sales, use, transfer or similar Tax imposed as a result of the transactions described in the Ruling or that are part of the Internal Reorganization, (iv) the Distribution failing to qualify, in whole or in part, as tax-free under the applicable provisions of Irish tax law described in the Irish Revenue Clearances and related legal opinions, (v) the implementation of the Canadian Butterfly Transactions, including any preliminary transactions or steps taken in connection with the implementation of the Canadian Butterfly Transactions, or (vi) the failure, in whole or in part, of any of the transactions described in the Ruling or that are part of the Internal Reorganization to qualify for the expected Tax treatment as set forth in the Ruling, the Tax Opinions, or any Tax Return filed by any member of the IR Group, to the extent related to the Distribution or the Internal Reorganization, as applicable.
“Employee Matters Agreement” shall have the meaning set forth in the Separation Agreement.
“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, including any related interest or penalties, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; (iv) a final settlement resulting from a competent authority determination; or (v) any other final disposition, by mutual agreement of the parties or by reason of the expiration of a statute of limitations or period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations.
“Indemnity Notice Recipient” shall have the meaning set forth in Section 4.4(a).
“Internal Distribution” shall mean any distribution of stock of Allegion or an Allegion Subsidiary occurring pursuant to the Internal Reorganization.
“Internal Reorganization” shall mean those transactions (other than the Distribution) as set forth in the Step Plan.
“IRS” shall mean the United States Internal Revenue Service.
“IRS&S” shall have the meaning set forth in Section 4.5(a).
“IR Canada” shall mean Ingersoll-Rand Canada, Inc.
“IR Correlative Allocation Payment” means any payment by IR Canada or its affiliates to IRNJ or any member of the IR Group pursuant to a correlative allocation (and the obligation underlying such correlative allocation, which obligation shall be deemed to arise under the auspices of this Agreement) relating to IR Products (as such term is defined in the CA request) made pursuant to a CA Proceeding.
“IR Group” shall have the meaning set forth in the Separation Agreement.

“IR Subsidiary” shall mean a Subsidiary of IR, determined as of the moment after the Distribution is effective (including any successor to such Subsidiary).
“IRNJ” shall mean Ingersoll-Rand Company.
“Party” shall mean IR or Allegion, as the case may be.
“Proceeding” shall mean any audit, examination or other proceeding brought by a Taxing Authority with respect to Taxes.
“Prohibited Acts” shall have the meaning set forth in Section 4.3.
“Recipient” shall have the meaning set forth in Section 2.3(a).
“Restricted Period” shall mean the two-year period commencing on the Distribution Date.
“Ruling” shall mean the private letter ruling issued by the IRS to IR dated October 23, 2013 and any supplemental rulings related thereto.
“Separation Agreement” shall mean the Separation and Distribution Agreement entered into by IR and Allegion dated as of November 30, 2013.
“ST Correlative Allocation Payment” means any payment to Schlage Lock Co. LLC (or any of the partners of Schlage Lock Co. LLC at the time of the transactions subject to the CA Proceedings) pursuant to a correlative allocation (and the obligation underlying such correlative allocation, which obligation shall be deemed to arise under the auspices of this Agreement) relating to Security Products (as such term is defined in the CA Request) made pursuant to a CA Proceeding.
“Standalone Allegion Tax” shall mean any Tax imposed on or with respect to the Allegion Business, Allegion or any Allegion Subsidiary other than a Consolidated Tax.
“Step Plan” shall have the meaning as specifically agreed between the Parties.
“Straddle Period” shall mean, with respect to any Tax, the taxable period commencing prior to, and ending after, the Distribution Date.
“Subsidiary” shall have the meaning set forth in the Separation Agreement.
“Tax” or “Taxes” shall mean all federal, state, provincial, territorial, county, municipal or local taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any Taxing Authority, including: (i) income, capital gains, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, deed, withholding, social security, unemployment, disability, value added, alternative or add-on minimum, abandoned or unclaimed property, or other similar taxes, whether disputed or not and including any interest, penalties, charges or additions attributable thereto, (ii) all withholdings on amounts paid to or by the relevant person, (iii) all employment insurance premiums, pension plan contributions or premiums payable to a governmental authority, (iv) any fine, penalty, interest or addition to tax, (v) liability for the payment of any amount of the type described in clauses (i) through (iv) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (vi) liability for the payment of any amount of the type described in clauses (i) through (v) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
“Taxing Authority” shall mean any governmental authority (whether United States or non-United States and including any federal, state, province, territory, municipality, other political subdivision or governmental agency) responsible for the imposition, administration or collection of any Tax.
“Tax Notice Recipient” shall have the meaning set forth in Section 4.4(a).
“Tax Opinions” mean certain Tax opinions and supporting memoranda rendered by Simpson Thacher & Bartlett LLP pursuant to Section 4.4(c) of the Separation Agreement, Arthur Cox, McCarthy Tetrault LLP or PricewaterhouseCoopers LLP to IR or any of its Affiliates, in each case, in connection with the Distribution, the Ruling or the Internal Reorganization.
“Tax Package” means Tax data and information relating to the operations of Allegion, any Allegion Subsidiary or the Allegion Business that is reasonably necessary to prepare and file any Tax Return in respect of Consolidated Taxes of any Consolidated Entity and is consistent with the content and format of Tax data and information submitted by such Consolidated Entity or any Allegion Business divisions to IR or its Subsidiaries for Tax Returns for Tax periods ending on or prior to the Distribution Date.
“Tax Representation Letters” means any letter or other document containing representations or covenants issued by IR or Allegion or any of their respective Subsidiaries to Simpson Thacher & Bartlett LLP, Arthur Cox, McCarthy Tetrault LLP, PricewaterhouseCoopers LLP or the IRS in support of the Ruling or a Tax Opinion.
“Tax Returns” shall mean all reports or returns (including information returns and amended returns) required to be filed or that may be filed for any period with any Taxing Authority in connection with any Tax or Taxes (whether domestic or foreign).
“Technical Termination Date” shall have the meaning set forth in Section 4.5(d).
“Transition Services Agreement” shall have the meaning set forth in the Separation Agreement.
Section 1.2.      References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II.      ALLOCATION OF TAX LIABILITIES
Section 2.1.      Indemnity. Except as provided in Section 4.5 hereof:
(a)      IR shall, and shall cause the other members of the IR Group to, indemnify each member of the Allegion Group from all liability for (and, without duplication, any Indemnifiable Losses arising from) any (i) Taxes (other than Consolidated Taxes or Distribution Taxes) of IR or any IR Subsidiary, (ii) Consolidated Taxes (other than Distribution Taxes) allocable to any Consolidated Entity in respect of (x) any taxable period ending on or before the Distribution Date or (y) any Straddle Period for the portion thereof ending on the Distribution Date and (iii) Distribution Taxes that result solely from an action taken by any member of the IR Group following the Distribution Date that is not contemplated by the Separation Agreement, the Step Plan or the Ancillary Agreements, including a breach by IR of any of its covenants set forth herein, in the Separation Agreement or in any of the other Ancillary Agreements.
(b)      Allegion shall, and shall cause the other members of the Allegion Group to, indemnify each member of the IR Group from all liability for (and, without duplication, any Indemnifiable Losses arising from) any (i) Standalone Allegion Taxes (other than Distribution Taxes), (ii) Consolidated Taxes (other than Distribution Taxes) allocable to any Consolidated Entity in respect of the portion of any Straddle Period beginning after the Distribution Date and (iii) Distribution Taxes not described in clause (iii) of paragraph (a) of this Section 2.1; provided however, that in the event that Allegion shall be required to indemnify IR under this clause (iii), upon written request by Allegion (which request shall be accompanied by an opinion (which opinion shall be acceptable in form and substance to IR), by Duff & Phelps or another nationally recognized valuation firm of similar stature, with respect to the insolvency of Allegion and in support of Allegion’s position), IR will consider, in good faith, in connection with determining the manner in which to enforce its indemnification rights under this clause (iii), whether such enforcement would cause Allegion immediately to be deemed insolvent under Irish law at the time of demanding such indemnification based on information known to IR at such time (and for the avoidance of doubt, IR may demand that Allegion pay the full amount of any indemnification owed hereunder in multiple installment payments over time with the outstanding unpaid amount(s) bearing interest as provided in Section 5.14(b) herein); and provided further that, in making such determination, IR may consider, among other things, the relative faults of the Parties in the circumstances in making such determination; and provided further that, upon receiving notice of a potential indemnity obligation hereunder, Allegion shall not take any actions outside the ordinary course of business which could materially impair its ability to fulfill its indemnity obligations hereunder. For the avoidance of doubt, (1) Allegion shall indemnify each member of the IR Group under clause (i) of the first sentence of this Section 2.1(b) for any Taxes that relate or are attributable to the income, assets or operations of a member of the Allegion Group (including Allegion entities in Denmark, France, Italy, Spain and the UK) that prepares or files a separate Tax Return but is part of a consolidated or similar group Tax Return with IR or an IR Subsidiary as the parent entity, notwithstanding that such Taxes may be legally assessed against IR or such IR Subsidiary, as applicable, and (2) for purposes of this Section 2.1(b), the term “Taxes” shall include the amount of any Tax detriment to IR or any IR Subsidiary (as determined in the sole discretion of IR exercised in good faith) resulting from any reduction in the amount of or the use of any Tax attributes of IR or such IR Subsidiary (such detriment to be computed assuming that IR or the applicable IR Subsidiary (i) would be able to currently fully utilize such Tax attributes and (ii) is subject to tax at the highest marginal corporate rate applicable in the relevant jurisdiction), as applicable, where such reduction or use results from the income, assets or operations of such member of the Allegion Group.
(c)      Whenever it is necessary to apportion Taxes for a Straddle Period, such apportionment shall be made in accordance with the Closing of the Books Method.

(d)      With respect to any taxable period, the Consolidated Tax in respect of that period that is allocable to a Consolidated Entity shall be equal to the amount, not less than zero, of such Tax that such Consolidated Entity would be liable for if such Consolidated Entity filed such Tax on a stand-alone basis (taking into account any loss or credit carryforwards as if such Consolidated Entity had always filed on a stand-alone basis).
(e)      For the avoidance of doubt, each member of the IR Group shall be indemnified under Section 2.1(b) without regard to any opinion or supplemental ruling obtained pursuant to Section 4.3 or any consent given by IR to any action pursuant to Section 4.3 or otherwise.
(f)      Additional Matters; Survival of Indemnities. The indemnity agreements contained in this Section 2.1 shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any indemnitee; (ii) the knowledge by the indemnitee of the Tax or Indemnifiable Losses for which it might be entitled to indemnification hereunder; and (iii) any termination of this Agreement following the Effective Time. The rights and obligations of each Party and their respective indemnitees under this Section 2.1 shall survive the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities, with respect to any Tax or Indemnifiable Loss of any indemnitee related to such Assets, businesses or Liabilities.
Section 2.2.      Refunds.
(a)      If a Party (or any of its Subsidiaries) receives a refund of or realizes an offset or credit (determined on a with and without basis) attributable to a Tax for which it is responsible pursuant to this Agreement, then the Party (or the applicable Subsidiary) receiving such refund or realizing such offset or credit shall be entitled to such refund, offset or credit, except that any refund of Tax arising as a result of the Internal Reorganization, to the extent such Tax was originally paid by any member of the IR Group, shall be refunded to IR; provided that the foregoing exception shall not apply to the extent any member of the Allegion Group indemnified any member of the IR Group for such Tax.
(b)      If a Party (or any of its Subsidiaries) receives a refund of or realizes an offset or credit (determined on a with and without basis) attributable to a Tax for which the other Party is responsible pursuant to this Agreement, then the Party (or the applicable Subsidiary) receiving such refund or realizing such offset or credit shall promptly pay the amount of the refund, offset or credit (including any interest received from a Taxing Authority with respect thereto) to the other Party, less reasonable costs and expenses incurred in connection with such refund, offset or credit, including any Taxes resulting from the receipt or realization of such refund, offset or credit.
(c)      Subject to Section 3.7 herein to the extent relevant, each Party shall, if reasonably requested by the other Party, cause the relevant entity to file for and use its reasonable best efforts to obtain and expedite the receipt of any refund, offset or credit to which such requesting Party is entitled under this Section 2.2.
Section 2.3.      Treatment of Payments; After-Tax Basis.
(a)      IR and Allegion agree that the recipient of any indemnification payment pursuant to this Agreement (the “Recipient”), shall, in consideration for the acquisition of the right to receive such payment, be obliged to immediately pay an amount equal to such payment to the relevant member of the IR Group (if the Recipient is IR) or the Allegion Group (if the Recipient is Allegion), such member being generally the member with respect to which the Tax liability to which the payment relates arose, or to any other member of the IR Group or Allegion Group, respectively, in either case, in the most tax efficient manner possible (to be determined in good faith by the Recipient in light of the facts and circumstances at the time). If the receipt or accrual of any such indemnification payment (other than payments of interest pursuant to Section 5.14) results in Taxes payable by the indemnified Party (determined on a with and without basis) or any withholding Taxes withheld by the indemnifying Party, such indemnification payment shall be increased so that, after the payment and withholding of any such Taxes with respect to the indemnification payment, the indemnified Party shall have realized the same net amount it would have realized had the indemnification payment not resulted in such payment or withholding.
(b)      To the extent that any liability for Taxes that is subject to indemnification under Section 2.1 gives rise to a deduction, credit or other Tax benefit that reduces the Taxes payable by the indemnified Party (determined on a with and without basis), the amount of any payment made under Section 2.1 shall be decreased by the amount of such reduction in Taxes payable. If a reduction in the Taxes payable by the indemnified Party (determined on a with and without basis) occurs in a taxable period following the period in which the indemnification payment is made, then the indemnified Party shall promptly repay the indemnifying Party the amount of such reduction, less reasonable costs and expenses incurred by the indemnified Party in obtaining such reduction.
(c)      All payments to be made by or on behalf of IR or Allegion under this Agreement shall be made in US Dollars, unless otherwise agreed to by the Parties. Any amount which is not expressed in US Dollars shall be converted into US Dollars by using the exchange rate published on Bloomberg at 5:00pm Eastern Standard Time (EST) on the day before the relevant date or in the Wall Street Journal on such date if not so published on Bloomberg. In the event that any payment required to be made hereunder may be denominated in a currency other than US Dollars, the amount of such payment shall be converted into US Dollars on the date (i) immediately before the date on which an indemnity payment arising under this Agreement is made (in the case of an indemnity payment) or (ii) on which the refund or credit of Taxes giving rise to a payment under Section 2.2 is received or realized by the payor, as applicable.
Section 2.4.      Agent. Subject to the other applicable provisions of this Agreement (including Section 4.4), Allegion hereby irrevocably designates, and agrees to cause each of its Subsidiaries to so designate, IR as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as IR, in its sole discretion, may deem appropriate in any and all matters (including audits) before or brought by any Taxing Authority relating to any Taxes for which IR has an indemnification obligation under Section 2.1.
ARTICLE III.      PREPARATION OF TAX RETURNS
Section 3.1.      IR’s Responsibility for the Preparation of Tax Returns and for the Payment of Taxes. Subject to Section 3.3 and except as provided in Schedule 3 hereto, IR shall prepare and file or cause to be prepared and filed all Tax Returns of IR and all members of the IR Group for all periods ending on or after the Distribution Date.
Section 3.2.      Allegion’s Responsibility for the Preparation of Tax Returns and for the Payment of Taxes. Subject to Section 3.3 and except as provided in Schedule 3 hereto, Allegion shall prepare and file or cause to be prepared and filed all Tax Returns in respect of Standalone Allegion Taxes of Allegion and each Allegion Subsidiary for all periods ending on or after the Distribution Date. If a member of the Allegion Group prepares or files any Tax Return and any member of the IR Group is allocated any income or otherwise has any responsibility for any Tax related to such Tax Return (including by virtue of being (x) a partner of such member of the Allegion Group or (y) the parent entity of a fiscal or other consolidated group including such member of the Allegion Group) then, no later than thirty (30) days prior to the due date of such Tax Return, Allegion shall make available drafts of such Tax Return (together with all related work papers) to IR. No later than fifteen (15) days after receipt of such Tax Return, IR shall have the right to object to such Tax Return (or items with respect thereto) by written notice, which notice shall contain such disputed item (or items) and the basis for its objection. The Parties shall act in good faith to resolve any such dispute as promptly as practicable; provided, however, that notwithstanding anything to the contrary contained herein, if, within five (5) days prior to the due date of such Tax Return, the Parties have not reached a final resolution with respect to all disputed items for which proper notice was given, then such Tax Return shall be filed as prepared pursuant to this Section 3.2. In the event that a Tax Return is filed that includes any disputed item that was not finally resolved and agreed upon, such disputed item (or items) shall be resolved in accordance with Section 5.12 hereof. Additional Tax Returns (including amended Tax Returns) shall be filed as necessary to reflect the final resolution of such disputed items.
Section 3.3.      Responsibility for the Preparation of Consolidated Tax Returns and for the Payment of Consolidated Taxes.
(a)      Except as provided in Schedule 3 hereto, IR shall prepare and file or cause to be prepared and filed (i) all Tax Returns that include any member of the IR Group and (ii) all Tax Returns in respect of Consolidated Taxes of each Consolidated Entity and, in each case, shall pay all amounts shown as due on each such Tax Return; provided that Allegion shall pay to IR all Taxes in respect of any such Tax Return for which Allegion is responsible pursuant to this Agreement no later than five (5) Business Days prior to the due date for the filing of such Tax Return (taking into account any valid extensions thereof). All such Tax Returns that are to be prepared and filed by IR pursuant to this paragraph that include Taxes for which Allegion is responsible pursuant to this Agreement shall be submitted to Allegion for its review and comment not later than thirty (30) days prior to the due date for the filing of such Tax Returns (or, if such due date is within forty-five (45) days following the Distribution Date, as promptly as practicable following the Distribution Date).
(b)      Allegion shall (at its own cost and expense), to the extent that a Tax Return in respect of Consolidated Taxes of any Consolidated Entity includes items of such Consolidated Entity or the Allegion Business, prepare and provide or cause to be prepared and provided to IR a Tax Package relating to such Tax Return. Such Tax Package shall be provided in a timely manner consistent with the past practices of the Parties and their Subsidiaries. In the event Allegion does not fulfill its obligations pursuant to this Section 3.3(b), IR shall be entitled, at the sole cost and expense of Allegion, to prepare or cause to be prepared the information required to be included in the Tax Package for purposes of preparing any such Tax Return.
Section 3.4.      Manner of Preparation. Unless and until there has been a Final Determination to the contrary, each Party agrees that all Tax Returns filed on or after the Distribution Date shall be prepared in a manner that is consistent with (a) the Ruling, the Tax Opinions, any other rulings obtained from other Taxing Authorities in connection with the Distribution and the Internal Reorganization, and the Tax Representation Letters, (b) the allocation of Taxes and any refunds, offsets or credits thereof between the Parties as set forth in this Agreement and the Employee Matters Agreement, and (c) the Tax treatment of any transaction included in the Internal Reorganization as contemplated by IR (including, for the avoidance of doubt, that the proceeds from the disposition of the assets (including shares) transferred pursuant to the Canadian Asset Transfer Agreement will be equal to the fair market value thereof). To the extent not inconsistent with the foregoing, all Tax Returns filed pursuant to Section 3.3 and this Section 3.4 shall be prepared consistent with past practice. All such Tax Returns shall be filed on a timely basis (including pursuant to extensions) by the Party responsible for such filing under this Agreement.

Section 3.5.      Retention of Records; Access.
(a)      IR and Allegion shall, and shall cause each of their Subsidiaries to, retain adequate records, documents, accounting data and other information necessary (i) for the preparation and filing of all Tax Returns required to be filed by IR or Allegion, including all receipts for Taxes paid through the Distribution Date necessary for substantiating any foreign tax credits claimed or that may be claimed, and (ii) for any Proceeding relating to such Tax Returns or to any Taxes payable by IR or Allegion or their respective Subsidiaries.
(b)      Subject to Section 4.4(d), IR and Allegion shall, and shall cause each of their Subsidiaries to, provide reasonable access to (i) all records, documents, accounting data and other information necessary for the preparation and filing of all Tax Returns required to be filed by IR or Allegion and for any Proceeding relating to such Tax Returns or to any Taxes payable by IR or Allegion and (ii) its personnel and premises, for the purpose of the preparation, review or audit of such Tax Returns, or in connection with any Proceeding, as reasonably requested by either IR or Allegion.
(c)      The obligations set forth above in Sections 3.5(a) and 3.5(b) with respect to each Tax shall continue until the later of (i) the expiration of the applicable statutes of limitations for such Tax or (ii) the time of a Final Determination resulting from any Proceeding in respect of such Tax. After such time in the case of materials retained in subsection (a) above, either Party may dispose of such materials provided that prior to disposition such Party shall give the other Party the opportunity to take possession of such materials.
Section 3.6.      Confidentiality; Ownership of Information; Privileged Information. The provisions of Section 7.6 of the Separation Agreement relating to confidentiality of information, ownership of information, privileged information and related matters shall apply with equal force to any records and information prepared or shared by and among the Parties in carrying out the intent of this Agreement.
Section 3.7.      Amended Returns. Notwithstanding Sections 2.2, 3.1, 3.2 and 3.3 hereof, Allegion shall not, and shall not permit any Allegion Subsidiary, to file any amended Tax Return that includes any member of the IR Group or any of the assets or operations of any member of the IR Group, or that otherwise could result in any member of the IR Group becoming responsible for a payment of Taxes pursuant to Article II or III, without the consent of IR, which consent shall not be unreasonably withheld or delayed, but may be conditioned as contemplated in this Section 3.7. IR shall provide a response to a request for such consent from Allegion within twenty (20) Business Days following the receipt of such request, which response may be conditioned on Allegion’s agreement, among other things, to reasonable limitations, including (but not limited to) Allegion’s agreement to post a bond, indemnify IR for any incremental Taxes due by any member of the IR Group, and payment of reasonable expenses incurred by any member of the IR Group in connection with such amended Tax Return. Receipt of consent by Allegion from IR under the provisions of this Section 3.7 shall not limit or modify Allegion’s continuing indemnification obligations under Section 2.1 hereof.
Section 3.8.      Canadian Tax Elections. Allegion shall cause IR Canada to execute and/or file, in the form and manner stipulated by IR, all Canadian and provincial Tax elections or designations that IR requests be filed on behalf of any of Canada DRE, IR Canada Sales & Service ULC and IR Canada in connection with the Canadian Butterfly Transactions and any preliminary transactions or steps taken in connection with the implementation of the Canadian Butterfly Transactions.

ARTICLE IV.      DISTRIBUTIONS AND RELATED TAX MATTERS
Section 4.1.      Compliance with the Ruling. Allegion and IR hereby confirm and agree to comply with any and all applicable covenants, agreements and representations in the Ruling (including, in the case of Allegion, to agreeing that Allegion will not cease the active conduct of its trade or business within the meaning of Section 355(b) of the Code) and the Tax Opinions.
Section 4.2.      Compliance with Representations. Allegion hereby confirms all representations and agreements made by it in any Tax Representation Letter. IR hereby confirms all representations and agreements made by it in any Tax Representation Letter.
Section 4.3.      Opinion Requirement for Major Transactions Undertaken by Allegion During the Restricted Period. Other than pursuant to the transactions contemplated in the Ruling, Allegion agrees that during the Restricted Period it will not (and no Allegion Subsidiary will) (i) merge or consolidate with or into any other corporation, (ii) liquidate or partially liquidate (within the meaning of such terms as defined in Section 346 and Section 302, respectively, of the Code), (iii) sell or transfer all or substantially all of its assets (within the meaning of Rev. Proc. 77-37, 1977-2 C.B. 568) in a single transaction or series of related transactions, or sell or transfer any portion of Allegion’s assets that would violate the “continuity of business enterprise” requirement of Treas. Reg. § 1.368-1(d), (iv) redeem or otherwise repurchase any of its capital stock other than pursuant to open market stock repurchase programs meeting the requirements of section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696, (v) take or permit to be taken (or fail to take) any actions or positions inconsistent with any representation or covenant of Allegion or any Allegion Subsidiary contained in Section 4.1 and 4.2 hereof or any actions or positions that could reasonably be expected to jeopardize, directly or indirectly, any of the conclusions contained in the Ruling or the Tax Opinions or (vi) enter into any negotiations, agreements or arrangements with respect to transactions or events (including any transactions described in Sections 4.3(i)–(v) (and, for this purpose, including any redemptions made pursuant to open market stock repurchase programs), stock issuances, pursuant to the exercise of options or otherwise, option grants, capital contributions or acquisitions, entering into any partnership or joint venture arrangements, or a series of such transactions or events, but excluding the Distribution or the Internal Distributions) that may cause the Distribution or any of the Internal Distributions to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly stock of Allegion representing a “50-percent or greater interest” therein within the meaning of Section 355(d)(4) of the Code (collectively the “Prohibited Acts”). Notwithstanding the foregoing, Allegion may take any of the Prohibited Acts, subject to Section 4.4, if (x) Allegion first obtains (at its expense) an unqualified reasoned opinion addressed to IR and Allegion in form and substance acceptable to IR (which judgment shall be made in the sole and absolute discretion of IR, exercised in good faith) of a nationally recognized law firm or a “Big Four Accounting Firm” within the United States acceptable to IR (which judgment shall be made in the sole and absolute discretion of IR, exercised in good faith), which opinion may be based on usual and customary factual representations in form and substance reasonably acceptable to IR or (y) at Allegion’s reasonable request, IR (at the expense of Allegion) obtains a supplemental ruling from the IRS, in either case, that such Prohibited Act or Acts, and any transaction related thereto, will not (a) affect any of the conclusions set forth in the Ruling, including (i) the qualification of any of the transactions in the Internal Reorganization as “reorganizations” under Section 368 of the Code, (ii) the qualification of the Distribution or the Internal Distributions under Section 355 of the Code and (iii) the nonrecognition of gain to IR and its Subsidiaries in (x) the Distribution or (y) any of the transactions in the Internal Reorganization intended to qualify for nonrecognition treatment, or (b) cause the stock of Allegion distributed in the Distributions to fail to be treated as qualified property pursuant to Section 355(e) of the Code. Allegion may also take any of the Prohibited Acts, subject to Section 4.4, with the consent of IR (which consent may be withheld in the sole and absolute discretion of IR). During the Restricted Period, Allegion shall provide all information reasonably requested by IR relating to any transaction involving an acquisition (directly or indirectly) of Allegion stock within the meaning of Section 355(e) of the Code.
Section 4.4.      Procedural Matters.
(a)      Notice. If either Allegion or IR receives any written notice of deficiency, claim or adjustment or any other written communication that may result in (i) the imposition of a Tax on the other Party or (ii) an indemnification obligation of the other Party pursuant to this Agreement, the Party receiving such notice or communication (the “Tax Notice Recipient”) shall promptly give written notice thereof to the other Party (the “Indemnity Notice Recipient”), provided that any delay in so notifying the Indemnity Notice Recipient shall not relieve the Indemnity Notice Recipient of any liability hereunder except to the extent the Indemnity Notice Recipient is materially and adversely prejudiced by such delay.
(b)      Written Acknowledgment. Promptly upon receipt of notice as provided in Section 4.4(a), the Indemnity Notice Recipient shall confirm in writing to the Tax Notice Recipient that the liability asserted in the notice of deficiency, claim or adjustment or other written communication would, if imposed upon or incurred by the Tax Notice Recipient or its Subsidiaries, be a Tax for which the Indemnity Notice Recipient is responsible pursuant to this Agreement. If the Indemnity Notice Recipient believes in good faith that such liability may not be such a Tax, the Indemnity Notice Recipient shall set forth in writing to the Tax Notice Recipient the grounds for such belief.
(c)      Control of Tax Proceedings.
(i)      IR shall control and, where necessary, Allegion shall procure that IR shall control, any Proceeding with respect to (A) Taxes for which IR is responsible pursuant to this Agreement and (B) Consolidated Taxes (including Consolidated Taxes that are Distribution Taxes) and, in each case, may, in its sole discretion, make all decisions taken in connection with such Proceeding. If any such Proceeding relates to Consolidated Taxes for which Allegion may be responsible pursuant to Section 2.1(b), Allegion may participate in such Proceeding at its own expense; provided that IR shall continue to control such Proceeding and may, in its sole discretion, make all decisions taken in connection with such Proceeding.
(ii)      Allegion shall control and, where necessary, IR shall procure that Allegion shall control, any Proceeding with respect to Taxes for which Allegion is responsible pursuant to this Agreement (including with respect to Canadian Distribution Taxes) other than those described in clause (i). If any Proceeding relates to Taxes with respect to which a member of the IR Group is legally allocated or assessed any income or Tax, or otherwise has any legal responsibility for any Tax related to such Tax Return (including as a result of such member’s being the parent entity of a fiscal or other consolidated group), then, notwithstanding that the Allegion Group may be obligated to indemnify the IR Group for such Taxes pursuant to this Agreement, IR may participate in such Proceeding at its own expense; provided that Allegion shall continue to control such Proceeding and may, in its sole discretion, make all decisions taken in connection with such Proceeding.
(d)      Cooperation. IR and Allegion shall reasonably cooperate with one another in a timely manner in any Proceeding involving any matter that may result in an indemnification obligation pursuant to this Agreement. IR and Allegion agree that such cooperation shall include making available to the other Party, during normal business hours, all books, records and information, officers and employees (without substantial interruption of employment) necessary or useful in connection with any such

Proceeding. The Party requesting or otherwise entitled to any books, records, information, officers or employees pursuant to this Section 4.4(d) shall bear all reasonable out-of-pocket costs and expenses (except reimbursement of salaries, employee benefits and general overhead) incurred in connection with providing such books, records, information, officers or employees.
(e)      Supplemental Rulings. IR shall provide Allegion a copy of and an opportunity to comment upon any supplemental ruling sought from the IRS with respect to the Ruling and no supplemental ruling request shall be made without Allegion’s consent if such supplemental ruling would materially expand Allegion’s indemnification obligations under Section 2.1.
Section 4.5.      Special Cases and Procedures. Notwithstanding anything to the contrary in this Agreement:
(a)      United States – Canada Competent Authority Proceedings. The following provisions shall govern the matters and proceedings that are the subject of that request for Competent Authority assistance, dated September 20, 2013 (as it may be amended from time to time) and Canadian Competent Authority assistance, dated October 11, 2013 (as it may be amended from time to time), made by IRNJ and Ingersoll-Rand Security and Safety Holding Corporation (“IRS&S”), and their respective subsidiaries (including Schlage Lock Company and Schlage Lock Co. LLC) (the “CA Request”) with respect to certain transactions between IRNJ, Schlage Lock Company and Schlage Lock Co. LLC, on the one hand, and IR Canada, on the other (any such matters or proceedings, a “CA Proceeding”).
(i)      Tax Refunds. Allegion shall pay to IR an amount equal to the Canadian Tax Refund. Payment of an amount equal to the Canadian Tax Refund shall be made by Allegion to IR after accounting for any netting as provided in Section 4.5(a)(ii) below.
(ii)      Correlative Allocation Payments.
(1)    IR Correlative Allocation Payments.
(A)    IR Correlative Allocation Payment Exceeds Canadian Tax Refund. To the extent the amount of the IR Correlative Allocation Payment exceeds the Canadian Tax Refund related to such CA Proceeding, 95% of such excess shall be paid by IR to Allegion.
(B)    Canadian Tax Refund Exceeds IR Correlative Allocation Payment. To the extent the IR Correlative Allocation Payment is less than the Canadian Tax Refund related to such CA Proceeding, the amount of such shortfall, unreduced by any withholding, shall be paid by Allegion to IR. If any withholding is required by applicable law, then Allegion shall withhold such amounts as required by law, shall timely pay such withheld amounts to the applicable taxing authority, and the amount payable to IR under this Section 4.5(a)(ii)(1)(B) shall be increased as necessary so that, after such withholding has been made (including any withholdings applicable to additional sums payable under this Section 4.5(a)(ii)(1)(B)), the amounts received by IR with respect to this Section 4.5(a)(ii)(1)(B) equal the sum which would have been received had no withholding been made.
(2)    Schlage Lock Co. Correlative Allocation Payment. Any ST Correlative Allocation Payment shall be for Allegion’s account. For the avoidance of doubt, the entitlement of Schlage Lock Co. LLC under this paragraph 2(b) shall not in any way reduce IR’s entitlement to the amount of the Canadian Tax Refund under Section 4.5(a)(i).
(3)    Allegion and IR shall cooperate to net any payments owing between the Parties pursuant to Section 4.5(a)(i) and (ii) and to ensure the most tax efficient treatment for both Parties with respect to any payments made or owing with respect to this Section 4.5(a).
(iii)      Control of Proceedings. IR (and its designated subsidiaries) shall control, and Allegion and its affiliates shall procure that IR shall control, all aspects relating to the CA Proceedings, including but not limited to, all decisions relating to strategy, negotiations, settlement, and correspondence with the relevant U.S. and Canadian taxing authorities. For the avoidance of doubt, with respect to the CA Proceedings, Allegion and its affiliates shall take any action, agree to any settlement or agreement and file such other documentation or requests and appoint such counsel and advisors as directed by IR (including, to the extent relevant, filing a request for binding arbitration) and conversely, shall take no material action with respect to such proceedings (including communicating with any taxing authorities) without IR’s written consent. IR shall have final settlement authority without the prior consent of Allegion and its affiliates and Allegion and its affiliates shall, if and as directed by IR, agree on its behalf to any such settlement. IR will act in good faith and keep Allegion reasonably informed of the status of such proceedings. Without in any way derogating from the obligations of Allegion under this Agreement, Allegion and its affiliates hereby irrevocably constitute and appoint IR, in the name of and on behalf of Allegion and its affiliates, with full power of substitution in the premises, to execute all documents and take any action it considers necessary or advisable in connection with the CA Proceedings. This appointment is coupled with an interest.
(iv)      Cooperation. For the avoidance of doubt, Section 4.4(d) shall apply to the CA Proceedings as if the CA Proceedings were a Proceeding.
(v)      Fees and Expenses. Notwithstanding Section 4.4(d), all reasonable third-party fees and expenses relating to the CA Proceedings shall be shared equally by the Parties.
(b)      Beneficial Ownership Agreements. Notwithstanding anything to the contrary herein, to the extent of any conflict between a Beneficial Ownership Agreement, on the one hand, and this Agreement, on the other, the Beneficial Ownership Agreements shall govern all matters described therein between the parties thereto.
(c)      Ingersoll-Rand (Shanghai) Trading Co. Ltd. (“CTC”). Notwithstanding that CTC shall legally remain an IR Subsidiary following the Distribution, for purposes of Section 2.1 hereof, CTC shall be treated as a member of the Allegion Group (and not as an IR Subsidiary) for which Allegion is obligated to indemnify IR in accordance with Section 2.1(b) herein, but only with respect to Taxes that arise or are attributable to periods prior to and including the Distribution Date (“CTC Pre-Distribution Taxes”). For the avoidance of doubt, CTC Pre-Distribution Taxes shall be treated as Standalone Allegion Taxes for purposes of Section 2.1 of this Agreement. IR shall control, pursuant to Section 4.4(c)(i) any Proceeding with respect to CTC Pre-Distribution Taxes.
(d)      Schlage Lock Co. LLC.

(i)      Schlage Lock Co. LLC shall be considered a Consolidated Entity (with respect to those Taxes listed on Schedule 2 as Consolidated Taxes of Schlage Lock Co. LLC) only through the date interests in Schlage Lock Co. LLC are transferred by its current members Ingersoll-Rand Security and Safety Holding Corporation and Ingersoll-Rand Company (including its wholly owned subsidiary Ingersoll-Rand Schlage Lock Holding Company LLC) to Allegion S&S Lock Holding Company, Inc. and Allegion S&S Holding Company Inc., respectively (the “Technical Termination Date”). For the avoidance of doubt, except as provided in the previous sentence and in Section 4.5(d)(ii) below, all Taxes in respect of Schlage Lock Co. LLC for all periods shall be considered Standalone Allegion Taxes for which Allegion is responsible pursuant to Section 2.1(b).
(ii)      New Jersey Voluntary Disclosure – Escheatment Taxes. Notwithstanding that pursuant to the terms of this Agreement any escheatment tax imposed on or relating to an Allegion Subsidiary would otherwise be considered a Standalone Allegion Tax for which IR has no indemnification obligations hereunder, Schlage Lock Co. LLC shall remain a party to the Voluntary Disclosure Agreement previously filed on February 14, 2013 by IRNJ on behalf of itself and its U.S. affiliates with the State of New Jersey, covering the 2002–2012 taxable years (the “NJ VDA Filing”) and IR shall pay directly to the State of New Jersey any amount allocated to Schlage Lock Co. LLC in respect of such NJ VDA Filing. For the avoidance of doubt, IR’s responsibility under this paragraph shall extend only to the payment of any escheatment tax allocated to Schlage Lock Co. LLC arising out of such NJ VDA Filing, and IR shall have no responsibility hereunder for any other Taxes related to or arising out of such NJ VDA Filing.
(e)      UK Group Relief. Any taxable losses of Ingersoll-Rand Investments Limited and Ingersoll-Rand Security Technologies Limited which have accrued through such time as both companies are no longer members of the UK group (for group relief purposes) shall be available for surrender and use in respect of Tax Returns of IR Subsidiaries (without payment of compensation by IR in respect thereof) for the corresponding accounting periods, as directed by IR. In accordance with the provisions of Section 3.2, Allegion shall provide to IR copies of all UK Tax Returns for any taxable period ending on or including the Distribution Date for IR’s review and approval (including to confirm whether any group relief may be surrendered/claimed in the corresponding accounting periods).
(f)      UAE Branch. Allegion shall, and shall cause the other members of the Allegion Group to, indemnify each member of the IR Group from all liability for (and, without duplication, any Indemnifiable Losses arising from) any Taxes arising out of or with respect to the provision of those services labeled “EMEIA-1” (relating to certain UAE employees) under the Transition Services Agreement.
Section 4.6.      Deferred Compensation Deductions. Any Deferred Compensation Deduction arising after the Distribution shall be allocable to the Party (or the appropriate Affiliate of the Party) that employs the individual with respect to whom such Deferred Compensation Deduction arises at the time that it arises or, if such individual is not then employed by any Party or a Party’s Affiliate, by the Party with respect to which such individual was most recently employed.
ARTICLE V.      MISCELLANEOUS
Section 5.1.      Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by both Parties.

Section 5.2.      Waivers. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.
Section 5.3.      Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the Parties hereto.
Section 5.4.      Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Parties (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) an affiliate or (ii) a third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other parties to this Agreement. No assignment permitted by this Section 5.4 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.
Section 5.5.      Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.
Section 5.6.      Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
Section 5.7.      Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section 5.8.      Exhibits. The Exhibits to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
Section 5.9.      Governing Law. This Agreement shall be governed by and construed in accordance with the Laws, but not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.
Section 5.10.      Consent to Jurisdiction; Waiver of Jury Trial. The consents and agreements set forth in Sections 10.18 and 10.19 of the Separation Agreement are incorporated herein by reference.
Section 5.11.      Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 5.12.      Dispute Resolution. For the avoidance of doubt, any disputes in any way arising out of or related to this Agreement shall be governed by the procedures set forth in Article VIII of the Separation Agreement.

Section 5.13.      Prior Agreements. In consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the IR Group, on the one hand, and any member of the Allegion Group, on the other, shall be terminated as of the Distribution Date, and neither Party shall have any continuing rights or obligations thereunder.
Section 5.14.      Payment Terms.
(a)      Except as expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (or any Subsidiary or Affiliate of such Party), on the one hand, to the other Party (or any Subsidiary or Affiliate of such Party), on the other hand, under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.
(b)      Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to LIBOR, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.
Section 5.15.      No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

INGERSOLL RAND PLC

By: /s/ Michael W. Lamach
Name: Michael W. Lamach
Title: Chairman, President and Chief Executive Officer

ALLEGION PLC

By: /s/ Barbara A. Santoro
Name: Barbara A. Santoro
Title: Senior Vice President, General Counsel and Secretary